Exhibit 4.2






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THESE  SECURITIES  HAVE NOT BEEN  REGISTERED  WITH THE  SECURITIES  AND EXCHANGE
COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF MAY BE MADE ONLY (i) IN A REGISTRATION UNDER SAID ACT OR (ii) IF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THAT EFFECT REASONABLY SATISFACTORY TO IT.


                                  IMATRON INC.

                          COMMON STOCK PURCHASE WARRANT

                       This Warrant Expires June 24, 2001


Warrant No. IM96-[Warrant Serial No.]                 Shares: [Number of shares]

         THIS CERTIFIES that, subject to the terms and conditions herein set forth, [Name of Warrant Holder] (the "Holder") is entitled to purchase from Imatron Inc., a New Jersey corporation (the "Company"), at any time or from time to time during the Exercise Period (as hereinafter defined) the number of fully paid and non-assessable shares of Common Stock of the Company (the "Shares") as provided herein upon surrender hereof at the principal office of the Company, and, at the election of the holder hereof, upon payment of the purchase price at said office in cash or by cashier's check or by the wire transfer of funds in a dollar amount equal to the purchase price of the Shares for which the consideration is being given. This Warrant is issued under and in accordance with a Warrant Purchase Agreement (the "Warrant Purchase Agreement") dated as of June 24, 1996 between the Company and the Holder, and is subject to the terms and provisions contained in the Warrant Purchase Agreement.

         This Warrant shall be exercisable for that number of Shares as set forth above.

         1. Purchase Price. Subject to adjustment as hereinafter provided, the purchase price of one share of Common Stock (or such securities as may be substituted for one share of Common Stock pursuant to the provisions hereinafter set forth) (the "Warrant Price") shall be Six Dollars and Twenty Cents ($6.20).

         2. Adjustment of Warrant Price and Number of Shares. In addition to the adjustment provided for in Section 1 above, the number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  a. Adjustment for Dividends in Stock. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock of the Company by way of dividend (other than as provided for in Paragraph 2(b) below), then and in each such case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock receivable by it as aforesaid during such period, given effect to all adjustments called for during such period by this Paragraph 2.

                  b. Adjustment for Changes in Common Stock. In the event of changes in the outstanding Common Stock of the Company by reason of split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted by the Board of Directors of the Company. The adjustment shall be such as will give the holder of the Warrant on exercise for the same aggregate Warrant Price the total number, class, and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.


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         3. No Fractional  Shares.  No fractional shares of Common Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined by the fair market value of one share of the Company's Common Stock on the date of exercise as determined in good faith by the Company's Board of Directors.

         4. No Stockholder Rights. This Warrant shall not entitle its holder to any of the rights of a stockholder of the Company prior to exercise thereof.

         5. Reservation of Stock. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

         6. Exercise of Warrant. This Warrant may be exercised by the registered holder or its registered assigns, in whole or in part, by the surrender of this Warrant at the principal office of the Company, together with the form of subscription hereof duly executed, accompanied by payment in full of the amount of the Warrant Price in the form described in this Warrant. Upon partial exercise hereof, a new warrant or warrants containing the same date and provisions as this Warrant shall be issued by the Company to the registered holder for the number of shares of Common Stock with respect to which this Warrant shall not have been exercised. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same, a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above.

         7. Certificate of Adjustment. Whenever the Warrant Price is adjusted as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the relevant Warrant Price or number of shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         8. Compliance With Securities Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant and the shares of Common Stock to be issued upon exercise hereof (or shares of any security into which such Common Stock may be converted) are being acquired for investment and that the holder will not offer, sell, or otherwise dispose of this Warrant and any shares of Common Stock to be issued upon exercise hereof (or shares of any security into which such Common Stock may be converted) except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the "Act"). Upon exercise of this Warrant, the holder hereof shall, if requested by the Company, confirm in writing its investment purpose and acceptance of the restrictions on transfer of the shares of Common Stock.

         9. Subdivision of Warrant. At the request of the holder of this Warrant in connection with a transfer or exercise of a portion of the Warrant, upon surrender of such Warrant for such purpose to the Company, the Company at its expense (except for any transfer tax payable) will issue and exchange therefor warrants of like tenor and date representing in the aggregate the right to purchase such number of shares of such Common Stock as shall be designated by such holder at the time of such surrender; provided, however, that the Company's obligations to subdivide securities under this section shall be subject to and conditioned upon the compliance of any such subdivision with applicable state securities laws and with the Act.


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         10.      Notices of Record Date.  In case

                  (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any rights to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

                  (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

                  (c) of any voluntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock or such other stock or securities at the time receivable upon the exercise of the Warrant shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 30 days prior to the date therein specified.

         11. Loss, Theft, Destruction, or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dates as of such cancellation, in lieu of this Warrant.

         12. Miscellaneous. This Warrant shall be governed by the laws of the State of California. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be by telecopy or expedited courier service to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

         13. Exercise Period. The Exercise Period shall mean the period commencing on the date hereof and ending on June 24, 2001.

         ISSUED this 24th day of June, 1996.

                                  IMATRON INC.


                                  By_________________________
                                        Vice President

                                     [Seal]

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                              IMATRON INC. FORM S-3

                             Schedule to Exhibit 4.2
                    Pursuant to Instruction No. 2 to Item 601
                                of Regulation S-K

         The form of Common Stock Purchase Warrant filed as Exhibit 4.2 to this Registration Statement is substantially identical in all material respects to each of the Common Stock Purchase Warrants issued by the Company to investors in connection with the HeartScan Imaging, Inc. Series A Preferred Stock Private Offering conducted by the Company which concluded June 24, 1996. This Schedule relates to each Warrant for those investors whose Warrant Shares are being registered for sale by this Registration Statement. The Schedule sets forth the material details of all such warrants which differ from the form of exhibit filed herewith.

Name of Warrantholder                        Number of Common Shares Exercisable
- ---------------------                        -----------------------------------

Ambient Capital Group, Inc.                            14,678

Forbes W. Burtt                                         4,516

Heritage Finance & Trust Company                        9,032

Libra Investments, Inc.                                22,581

Robert G. Morrish                                       2,258

Gary Post                                              44,033

Ravich Revocable Trust of 1989                         11,290

Jonathan Schwartz                                       4,516

The Shemano Group, Inc. fbo William David               2,000
Corbett & Mary Corbett, Jt. Ten.

The Shemano Group, Inc. fbo Michael R.                 33,000
Jacks

The Shemano Group, Inc. fbo Gary J.                    35,000
Shemano


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